Kohl's Corporation to Host 2014 Investor Conference and Updates Guidance
MENOMONEE FALLS, Wis.--(BUSINESS WIRE)-October 27, 2014- Kohl’s Corporation (NYSE:KSS) provided additional details regarding its upcoming Investor Conference and updated its FY 2014 earnings per share guidance.
Kohl’s Investor Conference 2014
On October 29, 2014, the Kohl’s executive leadership team will gather with investors to share a new vision for multi-year growth.  The presentations will be aired on the Company’s corporate website from
8 am CT to approximately 3 pm CT on October 29, 2014. A detailed agenda of the day and individual presentations will also be on the site. Webcast replays and transcripts will be available after the event.
The corporate website address is: http://www.kohlscorporation.com/InvestorRelations/Investor01b.htm.  To listen to this conference via telephone only, users can call (855) 337-6309.
Guidance Update
Kohl’s Corporation expects comparable sales to decrease 1.4% in the third quarter.  October sales have been softer than the balance of the quarter.  Geographically, the Company expects sales to be consistent across all regions.  E-Commerce sales are expected to increase over 30%.
By line of business, the Company expects Children’s to report comparable sales increases for the quarter.  Accessories, Footwear and Men’s are expected to report lower sales, but to outperform the company average.  Home and Women’s are expected to underperform the company average.
Based on actual sales to date, the Company expects its 2014 diluted earnings per share to be at the low end of its prior guidance, which was previously $4.05 - $4.45 per diluted share.
Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings per share. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.
About Kohl's
Kohl’s (NYSE: KSS) is a leading specialty department store with 1,163 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised more than $257 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

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•	Instagram (http://instagram.com/Kohls)

Contacts
Investor Relations:
Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893
Media:
Bevin Bailis, SVP, PR and Communications, (262) 703-1464